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                                                                     Exhibit 5.1

                            [LOGO OF H.J. HEINZ CO.]


                                October 29, 2002

H. J. Heinz Company
US Steel Tower, 60th Floor
600 Grant Street
Pittsburgh, PA  15219

RE:      Registration Statement on Form S-8

Gentlemen:

         I am Vice President - Legal Affairs of H. J. Heinz Company (the "Company") and have acted in such capacity in connection with the Company's Registration Statement on Form S-8 under the Securities Act of 1933 relating to
(i) 17,000,000 shares of the Company's Common Stock, $.25 par value per share (the "Stock Incentive Plan Shares"), reserved for the purposes of the Company's Fiscal Year 2003 Stock Incentive Plan (the "Stock Incentive Plan"), (ii) 500,000 shares of the Company's Common Stock, $.25 par value per share (the "Deferred Compensation Shares"), reserved for the purposes of the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), and (iii) $4,000,000 in deferred compensation obligations (the "Obligations") of the Company pursuant to the Deferred Compensation Plan.

         In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion. Upon the basis of the foregoing, I am pleased to advise you that, in my opinion, (i) the Stock Incentive Plan Shares reserved for the purpose of the Stock Incentive Plan have been duly authorized and the Stock Incentive Plan Shares that may be outstanding as a result of the exercise of stock options under the Stock Incentive Plan will, when issued or sold in accordance with the Stock Incentive Plan, be legally issued, fully paid, and non-assessable, (ii) the Deferred Compensation Shares reserved for the purpose of the Deferred Compensation Plan have been duly authorized and the Deferred Compensation Plan Shares will, when issued in accordance with the Plan, be legally issued, fully paid and non-assessable, and (iii) the Obligations to be issued pursuant to the Deferred Compensation Plan are binding obligations, and when arising under the Deferred Compensation Plan in accordance with its terms, will be legally issued, fully paid and non-assessable, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/ Theodore N. Bobby

                                            Theodore N. Bobby
                                            Vice President - Legal Affairs


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